Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER 2017

Midlothian, Virginia, January 30, 2018. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the fourth quarter of 2017. Net loss for the fourth quarter of 2017 amounted to $4,022,000 and net loss available to common shareholders, which deducts from the net loss the dividends on preferred stock, amounted to $4,135,000, or $2.92 per fully diluted share. For the year ended December 31, 2017, the net loss was $3,096,000 and the net loss available to common shareholders was $3,594,000, or $2.55 per fully diluted share. The most significant event affecting the Company’s results for the fourth quarter of 2017 and the year ended December 31, 2017 was a reduction in the corporate tax rate.

On December 22, 2017, the President signed into law H.R. 1, known as the “Tax Cuts and Jobs Act” (the “Act”).  The Act includes a number of changes in existing tax law impacting businesses.  One of the most significant changes is a permanent reduction in the corporate income tax rate from 35% to 21%. The rate reduction took effect on January 1, 2018. U.S. generally accepted accounting principles require companies to re-value their deferred tax assets and liabilities as of the date of enactment, with resulting tax effects accounted for in the reporting period of enactment.

As of December 31, 2017, the Company had net deferred tax assets of $11 million. The Company recorded a re-valuation of its deferred tax assets and liabilities as of December 31, 2017, at the new rate of 21%, based upon balances in existence at date of enactment. As a result, the Company's net deferred tax assets were written down by approximately $4,181,000 in the fourth quarter of 2017 with a corresponding increase in tax expense. This write down decreased earnings per share for Q4 by $2.95 and for the year by $2.96. Although the Act had a significant negative impact on the Company’s earnings for 2017 as a result of the re-valuation of its deferred tax assets and liabilities, the reduction in the corporate tax rate to 21% is expected to have a significant positive benefit to the Company in 2018 and beyond.

Other items having an impact on the Company’s results for the fourth quarter of 2017 were:

•	$231,000 charge to reduce the carrying value of a branch held for sale to its net realizable value
•	$160,000 severance charge related to the departure of the mortgage company President as well as severance payments made for a reduction in back office staff due to improved efficiencies
•	$137,000 in expense related to our start-up loan production and deposit branch operations in Williamsburg
•	$72,000 loss on sale of $8 million in low yielding securities to fund commercial loan growth
•	$162,000 gain on sale of a foreclosed asset

Earnings by Segment

The following table presents operating results by segment for the indicated periods (in thousands):

Operating Results by Segment
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Pretax income (loss) by segment
Commercial banking	$236	$406	$194	$591	$286
Mortgage banking	(25)	(27)	137	(42)	414
Total pretax income	211	379	331	549	700
Income tax expense	4,233	106	93	134	180
Net income (loss)	$(4,022)	$273	$238	$415	$520

Commercial Banking Segment.

•	Net interest income amounted to $3,799,000 for Q4 2017, an increase of $174,000, or 4.8%, over Q3 2017, and an increase of $439,000, or 13.1%, over Q4 2016. This was the result of continued organic growth in commercial loans and low cost relationship deposits, and improved net interest margin.
•	Segment noninterest income in Q4 2017 decreased by $53,000, or 9.4%, from Q3 2017, and decreased by $376,000, or 42.3%, from Q4 2016. The decrease in noninterest income when compared to Q3 2017 of $53,000 was a result of the loss on sale of securities of $72,000 in Q4 2017. We sold $8 million in low yielding securities to fund loan growth rather than utilize borrowings. The decline from Q4 2016 of $376,000 was attributable to the $72,000 loss on securities sales in Q4 2017 as well as a $266,000 gain from a bank owned life insurance claim in Q4 2016.

•	Segment noninterest expense in Q4 2017 increased by $291,000, or 7.7%, from Q3 2017, and increased by $114,000, or 2.9%, from Q4 2016. The increase in noninterest expense when compared to Q3 2017 was primarily attributable to increases in salaries and benefits of $98,000, occupancy expense of $43,000, and other operating expense of $85,000, and the write down in Q4 2017 of $231,000 related to a closed branch, offset by a gain of $162,000 on the sale of a foreclosed asset. The increase from Q4 2016 was primarily attributable to increases in salaries and benefits of $232,000, occupancy expense of $45,000, Federal Deposit Insurance Corporation (“FDIC”) insurance premiums of $85,000 and other operating expense of $76,000, offset by a decline in expense on foreclosed assets of $285,000 from gains on sale of foreclosed properties.

Mortgage Banking Segment.

•	For Q4 2017, the mortgage banking segment reported a pretax loss of $25,000 and pretax income of $43,000 for the year ended December 31, 2017. For Q4 2016 and the year ended December 31, 2016, the mortgage company reported pretax earnings of $414,000 and $1,236,000, respectively.
•	During 2017, loans sold to investors totaled $170.5 million compared with $218.6 million for 2016.
•	Mortgage origination volumes have suffered during 2017 in the mortgage company’s central Virginia market due to low housing inventory as home builders have experienced a dearth of skilled labor and low lot availability that has hampered their ability to catch up with demand.
•	This segment was also impacted by loan officer turnover and hiring during 2017 that resulted in both lost production and additional expenses. We have replaced the mortgage company President and hired a new head of production and several experienced mortgage lenders which we believe will improve production levels in 2018.
•	Management instituted several initiatives that improved gain on sale margins from 3.02% during 2016 to 3.29% during 2017, cycle time related to loan production, and processing efficiencies. With those efficiency gains, the mortgage segment was able to reduce nonproducing staff by seven full time equivalents at the end of September.

Loan Growth

The following table provides additional details (in thousands):

LOANS OUTSTANDING
Loan Type	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016	One Year Growth
C&I + Owner occupied commercial real estate	$121,510	$112,481	$115,921	$114,026	$105,411	15.3%
Nonowner occupied commercial real estate	80,501	68,223	65,963	64,862	67,078	20.0%
Consumer/Residential	88,228	81,708	77,500	77,841	81,250	8.6%
Acquisition, development and construction	30,817	35,048	34,950	35,840	33,862	(9.0)%
Student	45,805	47,643	43,422	45,364	47,398	(3.4)%
Other	1,848	1,899	1,985	1,971	2,101	(12.0)%
Total loans	$368,709	$347,002	$339,741	$339,904	$337,100	9.4%

During the first nine months of 2017, core loan growth was healthy but slower than our expectations growing $10.0 million, or 3.6%. This was a result in part from moderating overall loan demand and in part from commercial banker staffing levels falling short of our goals. During the second half of 2017, we hired five commercial bankers, including two hires in Williamsburg, which produced significant growth in core loans in Q4 2017. During Q4 2017 core loans (loans held for investment excluding purchased student and USDA loans) grew by $23.7 million, or 8.2%, bringing the total growth in core loans for 2017 to $33.7 million, or 12.1%. In addition total loans held for investment grew by $31.6 million, or 9.4%. Average core loans and average total loans held for investment for 2017 increased by $23.5 million, or 8.9%, and by $20.4 million, or 6.3%, respectively, over 2016.

While producing this loan growth in 2017, we have kept our eye on diversifying our loan portfolio by monitoring concentrations that resulted in losses in previous years. At December 31, 2017, commercial real estate loans (excluding owner occupied commercial loans that are dependent on the cash flows of the borrower) represented 244% of Tier 1 capital plus the allowance for loan losses, falling well within the regulatory guidelines of 300%.

Our student loan portfolio decreased by $1.6 million, or 3.4%, from Q4 2016 to Q4 2017 even though we purchased a $7.4 million portfolio in August 2017. We continue to believe that student loans represent an attractive alternative to investment securities given the quality of the asset (98% government guaranteed), adjustable rates, duration, and competitive yields. At December 31, 2017, student loans represented 12.4% of our loan portfolio compared to 14.1% at December 31, 2016. The student loan portfolio has a current yield of 3.61% and averaged 3.41% for 2017.

Deposit Growth

The following table provides the composition of our deposits at the dates indicated (in thousands):

DEPOSITS
						Growth
Deposit Type	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016	Year	Quarter
Noninterest-bearing demand	$104,612	$103,396	$100,488	$95,472	$92,574	13.0%	1.2%
Interest checking	48,042	48,673	48,916	44,040	44,390	8.2%	(1.3)%
Money market	82,523	81,423	81,673	73,142	71,290	15.8%	1.4%
Savings	27,596	27,601	27,653	27,601	26,598	3.8%	(0.0)%
Time deposits	149,325	146,311	146,661	148,353	148,425	0.6%	2.1%
Total deposits	$412,098	$407,404	$405,391	$388,608	$383,277	7.5%	1.2%

From Q4 2016 to Q4 2017, total deposits increased by $28.8 million, or 7.5%, and low cost relationship balances (total deposits less time deposits) increased by $27.9 million, or 11.9%. Noninterest bearing demand deposits increased significantly by $12.0 million, or 13.0%, year over year and account for 25.4% of total deposits at December 31, 2017. This shift in our deposit mix is a result of our focus on building relationships with local businesses and families by providing attractive deposit products. Although we have experienced some increase in our cost of deposits during 2017, from 0.59% in Q1 2017 to 0.61% in Q4 2017, this increase is modest in light of the increases in short-term interest rates by the Federal Reserve during the year.

We continue to believe that attracting deposit growth through higher pricing is counterproductive to managing our funding sources and will continue to resist this approach. To manage interest rate risk and the net interest margin properly, we identify the funding sources for loan and investment growth before the growth occurs.

Williamsburg Expansion

Our previously announced expansion in the Williamsburg, Virginia market with the establishment of a loan production office and a full service branch is bearing fruit. At December 31, 2017, Williamsburg has generated $8.5 million in loans and $6.0 million in deposits compared to budgeted amounts of $9.8 million and $5.7 million, respectively. For the year ended December 31, 2017, the net cost of this location was $250,000 compared to a budget of $262,000. We expect to begin breaking even on a monthly basis in this market during the second half of 2018. In 2019, we believe this market will be a meaningful contributor to pretax income and help us achieve our profitability and growth goals.

Capital

The Bank’s capital ratios at the indicated dates were as follows:

Bank Capital Ratios
Ratio	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Common equity tier 1	11.96%	13.23%	13.33%	13.17%	14.28%
Tier 1	11.96%	13.23%	13.33%	13.17%	14.28%
Total capital	12.88%	14.23%	14.36%	14.22%	15.33%
Tier 1 leverage	9.18%	9.51%	9.64%	9.79%	10.47%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the FDIC.  The Bank has ten branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	the inability to reduce nonperforming assets consisting of nonaccrual loans and foreclosed real estate;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;

•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact C. Harril Whitehurst, Jr., Executive Vice President and CFO at 804-897-3900 or hwhitehurst@villagebank.com.

Financial Highlights

(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2017	2016
	(Unaudited)
Balance Sheet Data
Total assets	$477,448	$444,802
Investment securities	49,711	43,894
Loans held for sale	8,047	14,784
Loans, net	366,169	334,387
Deposits	412,098	383,277
Borrowings	22,648	11,245
Shareholders' equity	39,334	43,614
Book value per share	$23.98	$26.54
Total shares outstanding	1,430,751	1,428,261

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.88%	1.00%
Nonaccrual loans	139.61%	140.42%
Nonperforming assets to total assets	0.86%	1.20%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$4,594	$4,099	$17,298	$15,989
Interest expense	724	651	2,721	2,609
Net interest income before provision for loan losses	3,870	3,448	14,577	13,380
Provision for loan losses	-	-	-	-
Noninterest income	1,865	2,837	8,106	10,850
Noninterest expense	5,524	5,585	21,212	21,889
Income before income tax expense (benefit)	211	700	1,471	2,341
Income tax expense (benefit) (1) (2)	4,233	180	4,567	(11,172)
Net income (loss) (1) (2)	(4,022)	520	(3,096)	13,513
Net income (loss) available to common shareholders (1) (2)	(4,135)	330	(3,594)	12,776
Earnings (loss) per share
Basic	$(2.92)	$0.23	$(2.55)	$8.99
Diluted	$(2.92)	$0.23	$(2.55)	$8.99

Performance Ratios
Return on average assets	(3.42)%	0.46%	(0.91)%	4.20%
Return on average equity	(36.35)%	4.70%	(9.46)%	51.84%
Net interest margin	3.66%	3.44%	3.56%	3.53%

(1) Net income and net income available to common shareholders for the year ended December 31, 2016 were positively impacted by the reversal of an $11,997,000 valuation allowance previously recorded against the net deferred tax asset.

(2) Net income and net income available to common shareholders for the year ended December 31, 2017 were negatively impacted by the write-off of the net deferred tax asset of approximately $4,181,000 as a result of the reduction in the corporate income tax rate.